UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

March 17, 2010

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4350 McKinley Street
Omaha, Nebraska	68112
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K

Items 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Ballantyne Strong, Inc.’s (“Ballantyne”) joint venture entity with Real D, Digital Link II, LLC (“LLC”), entered into loan agreements pertaining to the financing of digital projection equipment deployed by the LLC in the normal course of business.  Pursuant to the terms of a loan agreement entered into on March 17, 2010, the LLC will borrow approximately $3.0 million to be repaid over a 24 month term bearing interest equal to 7.46% per annum. Equal payments of principal and interest will be due from the LLC to the lender on a monthly basis. Ballantyne, as a 44.4% owner of the LLC, will guarantee 44.4% of the loan amounts or approximately $1.3 million plus interest.  The loans are secured by a security interest on the equipment granted to the lender under a security agreement between the lender and the LLC. The guarantee expires in 24 months or earlier if the loan agreements are paid off prior to expiration.

The LLC had previously entered into guarantees during 2009 and 2008 pertaining to loan agreements entered into by the LLC. The loan agreements bear interest rates ranging from 7.0% to 7.25%. These guarantees all expire by the end of June 2012 or earlier if the loan agreements are paid off prior to expiration.  Ballantyne’s remaining guarantees pertaining to these agreements amount to approximately $1.1 million bringing its total guarantees to approximately $2.4 million as of the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: March 23, 2010	By:	/s/ Kevin Herrmann
Kevin Herrmann
Secretary/Treasurer and
Chief Financial Officer